Exhibit 99.1

Overstock Closes Transaction with Pelion

Venture Partners to Oversee Medici Ventures’

Blockchain Assets

Overstock is limited partner in blockchain fund

SALT LAKE CITY – April 26, 2021 – Overstock.com, Inc. (NASDAQ:OSTK), today announces it has closed its blockchain fund transaction with Pelion Venture Partners, a third-party venture capital firm with a proven track record of successfully investing in early stage companies. Overstock’s wholly owned blockchain-focused subsidiary, Medici Ventures, has been converted into a limited partnership (the “Fund”) and will be managed by Pelion MV GP, LLC, which will act as the general partner of the Fund. Overstock.com, Inc. is the sole limited partner of the Fund.

As the limited partner, Overstock has committed $45 million over the eight-year life of the Fund. The Fund will return invested capital to Overstock first and then split profits on successful exits as set forth in the Fund’s Limited Partnership Agreement. The Fund will hold a significant minority ownership stake in tZERO Group, Inc. (“tZERO”) and Overstock will retain a direct minority equity interest in tZERO.

“We remain bullish on blockchain technology and are excited for Medici Ventures to enter this new post-closing phase,” said Overstock chief executive officer Jonathan Johnson. “Pelion has spent the last three months getting to know these portfolio companies better. I expect Pelion, which will oversee the portfolio and make follow-on investment decisions, will take these companies to the next level and help guide them to economic success. I’m pleased we closed this transaction ahead of schedule. Overstock can now focus on our core e-commerce business, which continues to realize tremendous revenue, profit, and market share growth.”

Pelion MV GP, LLC now has sole authority and responsibility regarding the Fund’s investment decisions and in exercising all shareholder rights Medici Ventures holds in the portfolio companies.

“I am pleased this transaction with Overstock came together and has now closed,” said Pelion Venture Partners founder and managing director Blake Modersitzki. “Pelion recognizes the value in these disruptive companies and the world-changing potential of blockchain technology. We look forward to jumping in immediately and working with each of the portfolio companies to maximize the value of these assets.”

About Overstock

Overstock.com, Inc Common Stock (NASDAQ:OSTK) / Series A-1 Preferred Stock (tZERO ATS:OSTKO) / Series B Preferred Stock (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by tens of millions of customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly owned subsidiary dedicated to the development and acceleration of blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

About Medici Ventures

Launched in 2014, Medici Ventures was a wholly owned subsidiary of Overstock.com, Inc. created to leverage blockchain technology to solve real-world problems with transparent, efficient, and secure solutions. It is now a limited partnership managed by Pelion MV GP, L.L.C. Overstock.com, Inc. is the sole limited partner. Medici Ventures’ companies are introducing blockchain technology to industries including identity, land governance, money and banking, capital markets, supply chain, and voting.

About Pelion Venture Partners

Pelion is an early stage technology venture capital firm with a national track record of investing in software-based businesses that manage the exponential growth in the movement of information, or “bits,” across wired and wireless networks. Founded in 1986, Pelion has been a partner to leading technology innovators CloudFlare, Fusion-io, MX Logic, RedHat, and Riverbed. More at www.pelionvp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding expectations with respect to the performance of Pelion and the Fund. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 26, 2021, and in our subsequent filings with the SEC.

Contacts Investor Relations: Alexis Callahan 801-947-5126 ir@overstock.com	Media: Megan Herrick 801-947-3564 pr@overstock.com